Exhibit 99.1

Trans-India Acquisition Corporation to Merge with Solar Semiconductor Ltd.

Chicago, Illinois – October 27, 2008 – Trans-India Acquisition Corporation (AMEX: TIL) announced today that it has entered into a definitive agreement to acquire not less than 80% of privately held Solar Semiconductor Ltd. (Solar Semiconductor).

Solar Semiconductor designs, manufactures and sells solar photovoltaic (PV) modules for industrial, commercial, public utility and residential applications internationally.

Solar Semiconductor was incorporated in the Cayman Islands and has subsidiaries in the United States and India. Solar Semiconductor has manufacturing plants located in Hyderabad, India, with current annual capacity for 75 Megawatt (MW) of module production, which management believes makes the company the largest PV module producer in India. Solar Semiconductor is nearing completion of a “campus” facility with capacity for both PV module and solar cell manufacturing. This facility is expected to add additional PV module capacity of 120MW by the first quarter of 2009 and PV cell capacity of 30MW by the second quarter of 2009, and another 30MW of PV cell capacity by the fourth quarter of 2009. This new 50-acre facility is located in Fab City, near Hyderabad, which has been designated by the Indian government as a Special Economic Zone to promote the semiconductor and solar energy industry.

Solar Semiconductor had consolidated revenue of approximately $15.2 million for the fiscal year ended March 31, 2008, and approximately $27.3 million and $27.2 million for the three-month periods ended June 30, 2008 and September 30, 2008, respectively, based on unaudited financial statements for such periods. Based on an anticipated production increase to meet current orders, Solar Semiconductor expects consolidated revenue for the fiscal year ended March 31, 2009 of approximately $140 million.

“Solar Semiconductor’s strategic positioning in the high growth-potential clean energy sector and its remarkably rapid expansion excited us to merge both companies to deliver attractive returns to our shareholders,” said Mr. Bobba Venkatadri, President and CEO of Trans-India Acquisition Corporation. “Access to capital markets is critically important for us to become market leaders in our sector. We are pleased to merge with Trans-India Acquisition which will enable us to fuel our rapid growth and timely execute our business strategy,” commented Mr. Hari Surapaneni, President and CEO of Solar Semiconductor.

Transaction Summary

The parties to the definitive agreement are Trans-India, Solar Semiconductor, Solar Semiconductor’s subsidiaries in California and India, and certain shareholders of Solar Semiconductor. Shareholders holding an aggregate of approximately 85% of the outstanding capital stock of Solar Semiconductor are parties to the agreement as of today.

Pursuant to the definitive agreement, Solar Semiconductor’s shareholders will receive in exchange for their stock shares of Trans-India common stock valued at $8.00 per share. The holders of Solar Semiconductor options and warrants will receive Trans-India options and warrants based on the closing exchange ratio. The number of shares and options and warrants to be issued at closing will be based upon a purchase price of $375,000,000, minus the aggregate amount of Solar Semiconductor’s long-term indebtedness on the closing date in excess of $50,000,000. In addition, the purchase price will be increased or decreased based on certain performance-based measurements. Upon the closing, the current shareholders of Solar Semiconductor will hold a majority of the outstanding shares of common stock of Trans-India.

The performance-based component of the purchase price (referred to as the deferred purchase price amount) is based on Solar Semiconductor’s adjusted net income for the fiscal year ended March 31, 2010. If that adjusted net income exceeds $50,000,000, the purchase price will be increased by the lesser of: (1) $100,000,000; or (2) four times the amount by which the 2010 adjusted net income exceeds $50,000,000. If Solar Semiconductor’s adjusted net income during the fiscal year ended March 31, 2010 is less than $50,000,000, the purchase price will be decreased by the lesser of: (1) $175,000,000; or (2) eight times the amount by which the 2010 adjusted net income is less than $50,000,000. For purposes of the calculation of the deferred purchase price, adjusted net income differs from GAAP net income. Certain expenses are added back to GAAP net income to determine adjusted net income. These include certain stock related compensation expenses, expenses associated with the Trans-India acquisition of Solar Semiconductor and any costs associated with a listing on a national exchange. This will be more fully described in Trans-India’s proxy statement.

The above consideration is calculated based on the presumed acquisition by Trans-India of all of the capital stock of Solar Semiconductor. Any and all purchase price consideration will be reduced proportionally by the percentage of any outstanding capital stock of Solar Semiconductor not acquired by Trans-India. The definitive agreement allows for any minority Solar Semiconductor shareholders to be added as a party to the agreement prior to the initial closing and for a limited period in subsequent closings. The initial closing, which will include not less than 80% of the outstanding capital stock of Solar Semiconductor, is contemplated to occur on or before February 14, 2009, subject to extension up to June 30, 2009 if Trans-India seeks and obtains approval of its stockholders to amend its certificate of incorporation to permit the extension.

An aggregate of 24,375,000 shares of Trans-India common stock, representing $195,000,000 in value, will be placed in escrow at closing. Up to 21,875,000 shares of Trans-India common stock, or $175,000,000 in value, will be released to the Solar Semiconductor shareholders upon determination of Solar Semiconductor’s 2010 adjusted net income. Up to 4,687,500 shares of Trans-India common stock, or $37,500,000 in value, is subject to claims for indemnification obligations of the Solar Semiconductor shareholders under the definitive agreement. The balance of the escrow shares will be released to the Solar Semiconductor shareholders 18 months following the closing.

All of the Solar Semiconductor shareholders that are party to the definitive agreement have agreed to enter upon closing into lock-up agreements with Trans-India that provide they will not sell or transfer any securities of Trans-India held by them upon closing for a period of 12 months. However, Trans-India may release from this lock-up up to an aggregate of 5,000,000 shares of common stock at any time following 6 months after the closing date.

Certain key shareholders and employees of Solar Semiconductor have entered into non-competition and non-solicitation agreements with Trans-India that will become effective upon closing. These agreements provide that such individuals will not compete with the business of Solar Semiconductor in India, the United States and the European Union for a period of two years following termination of employment with Trans-India.

The closing of the transaction is subject to customary closing conditions, including, among others, the approval of the transaction by the stockholders of Trans-India and the listing of the shares of common stock of Trans-India to be issued to the Solar Semiconductor shareholders on the American Stock Exchange. In addition, the closing is conditioned on holders of not more than 24.99% of the shares of Trans-India common stock voting against the transaction and electing to convert their Trans-India common stock into cash, as permitted by the Trans-India certificate of incorporation.

Trans-India and Solar Semiconductor have customary rights to terminate the definitive agreement, including, among others, by mutual consent of the parties, by Trans-India if Solar Semiconductor’s historical financial statements are not audited by November 30, 2008 or by Trans-India or Solar Semiconductor if the closing does not occur by February 14, 2009 (or such later date up to June 30, 2009 if the Trans-India stockholders approve an extension for the time to complete the transaction). The existing management of Solar Semiconductor will continue as the management of Trans-India upon the closing of the transaction and the board of directors of Trans-India will consist of five directors, of which Solar Semiconductor will designate four members and Trans-India will designate one member.

Trans-India will change its name upon closing to Solar Semiconductor Corporation.

About Trans-India

Trans-India is a blank check company organized under the laws of the State of Delaware to effect the acquisition, through a merger, capital stock exchange, asset acquisition or other similar business combination, of one or more target businesses with operations primarily in India. Trans-India consummated its initial public offering of 11,500,000 units on February 14, 2007.

About Solar Semiconductor

Solar Semiconductor designs, manufactures and sells solar photovoltaic products to its global customers for industrial, commercial and residential applications. Solar Semiconductor is currently expanding its module manufacturing capacity and installing cell manufacturing capacity as part of its value added strategic backward integration plan. Solar Semiconductor is the recipient of ISO 9001certification for its state of the art manufacturing plant in Hyderabad, India. Social responsibility and unwavering commitment to its customers is at the core of Solar Semiconductor’s mission. For more information, visit www.solarsemiconductor.com.

Forward Looking Statements

This release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this release regarding Trans-India’s or Solar Semiconductor’s strategy, future operations, future financial position, prospects, plans and objectives of management, as well as statements, other than statements of historical facts, regarding Solar’s industry, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The parties may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements, and investors should not place undue reliance on the forward-looking statements, including statements regarding the development of Solar’s new facility and expanded capacity, Solar Semiconductor’s projected revenues for the fiscal year ending March 31, 2009, the timely delivery of the audit of historical financial statements and the closing of the proposed transaction. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements made by the parties. Important factors that could cause actual results or events to differ materially from the forward-looking statements, include among others: the number and percentage of Trans-India stockholders voting against the transaction; the ability of Trans-India to satisfy the conditions to closing of the proposed transaction, including the delivery by Solar Semiconductor of audited historical financial statements; changing principles of generally accepted accounting principles; outcomes of government reviews, inquiries, investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments; requirements or changes adversely affecting the business in which Solar Semiconductor is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition; the time to develop and market new products; the successful development of Solar Semiconductor’s new facility and installation of new manufacturing lines; general economic conditions; and geopolitical events and regulatory changes. Further, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations or investments made by the combined company. These forward-looking statements inherently involve certain risks and uncertainties, some of which are detailed in Trans-India’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Neither Trans-India nor Solar Semiconductor assumes any obligation to update any forward-looking statements.

Additional Information

Trans-India intends to file with the SEC a proxy statement on Schedule 14A in connection with the proposed transaction.

Stockholders of Trans-India and other interested persons are advised to read, when available, Trans-India’s definitive proxy statement in connection with the solicitation of proxies for the special meeting because such proxy statement will contain important information.

The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, once available, at the SEC’s website http://www.sec.gov or by directing a request to Trans-India Acquisition Corporation at 300 South Wacker Drive, Suite 1000, Chicago, IL 60606. As a result of the review by the SEC of the proxy statement, Trans-India may be required to make changes to its description of the acquired business or other financial or statistical information contained in the proxy statement.

Such persons can also read Trans-India’s final prospectus, dated February 8, 2007, for a description of the security holdings of the Trans-India’s officers and directors and of I-Bankers Securities, Inc. and CRT Capital Group LLC, the underwriters of Trans-India’s initial public offering consummated on February 14, 2007, and their respective interests in the successful consummation of this transaction.

Trans-India and its officers and directors may be deemed to have participated in the solicitation of proxies from Trans-India’s stockholders in favor of the approval of the transaction. Each of Trans-India’s officers and directors is also a common stockholder of Trans-India and have no rights to any liquidation distribution Trans-India may make with respect to the common stock sold in its IPO. Therefore, their common stock will be worthless if Trans-India does not acquire a target business within two years of the IPO as required by Trans-India’s certificate of incorporation. Further information concerning Trans-India’s directors and executive officers is set forth in the publicly filed documents of Trans-India. Stockholders may obtain more detailed information regarding the direct and indirect interests of Trans-India and its directors and executive officers in the transaction by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed with the SEC.

Media Contact

Bobba Venkatadri President and Chief Executive Officer Trans-India Acquisition Corporation ceo@transindiaacquisition.com (510) 432-5492	Hari Surapaneni President and Chief Executive Officer Solar Semiconductor Ltd. ceo@solarsemiconductor.com (408) 329-5353 ext. 102